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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SCPHARMACEUTICALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25 (b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

scPharmaceuticals Inc.
25 Mall Rd., Suite 203
Burlington, MA 01803

NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 3, 2025

Notice is hereby given that scPharmaceuticals Inc., a Delaware corporation (the "Company"), will hold its 2025 Annual Meeting of Stockholders (the "Annual Meeting") online on June 3, 2025 at 12:30 p.m. Eastern Time, to accomplish the purposes listed below:

•
To elect three Class II directors, namely William T. Abraham, M.D., Mette Kirstine Agger and Minnie Baylor-Henry, each to hold office until the 2028 annual meeting of stockholders and until their successor is duly elected and qualified, or until their earlier death, resignation or removal;
•
To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•
To approve, on an advisory (non-binding) basis, the compensation of our named executive officers; and
•
To transact any other business that properly comes before the Annual Meeting (including any continuation, adjournment or postponement thereof).

You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/SCPH2025, where you will be able to vote electronically and submit questions. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting. Only stockholders of record of our common stock at the close of business on April 7, 2025 are entitled to Notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to Katherine Miranda, Sr. Manager, Corporate Affairs, at kmiranda@scpharma.com stating the purpose of the request and providing proof of ownership of Company stock. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet, we are posting the Company’s proxy materials on the Internet at www.proxyvote.com and delivering a Notice of Internet Availability of Proxy Materials. The Notice will be mailed to holders of record and beneficial owners of our common stock starting on or about April 24, 2025. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Stockholders of record may request to receive the proxy materials in printed form by mail on an ongoing basis for future annual meetings of the Company’s stockholders. This process allows us to provide our stockholders with the information they need on a more timely basis.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible to ensure your representation and the presence of a quorum at the Annual Meeting. Please review the instructions on the proxy card regarding your voting options. You may vote at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

John H. Tucker
President and Chief Executive Officer

Burlington, MA
April 21, 2025

Important Notice Regarding the Availability of Proxy Materials for the scPharmaceuticals 2025 Annual Meeting of Stockholders to Be Held on June 3, 2025:

The Notice of the 2025 Annual Meeting of Stockholders, the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.proxyvote.com. You may attend the Annual Meeting electronically, by visiting www.virtualshareholdermeeting.com/SCPH2025, where you will be able to vote electronically and submit questions.

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2025

GENERAL INFORMATION

This Proxy Statement and related materials are available to you on the Internet, or at your request printed versions will be delivered to you by mail, in connection with the board of directors' solicitation of proxies for our 2025 Annual Meeting of Stockholders (the “Annual Meeting”), and any continuation, adjournment or postponement of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting will be held at 12:30 p.m. Eastern Time via the Internet at www.virtualshareholdermeeting.com/SCPH2025. This Proxy Statement is being made available to stockholders beginning on April 21, 2025.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 24, 2025.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 3, 2025: This proxy statement, the accompanying proxy card or voting instruction card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report on Form 10-K”) are available at www.proxyvote.com.

In this Proxy Statement the terms “scPharma,” the “Company,” “we,” “us,” and “our” refer to scPharmaceuticals Inc. The mailing address of our principal executive offices is scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803.

Record Date:	April 7, 2025

Quorum:

A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present or represented by proxy to constitute a quorum. Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Shares Outstanding:

There were 50,283,925 shares of common stock outstanding as of April 7, 2025. Therefore, a quorum will be present if 25,141,963 shares of our common stock are present in person or represented by executed proxies timely received by us at the Annual Meeting.

Voting:	There are four ways a stockholder of record can vote:

(1)

By Internet: You may vote over the Internet prior to the Annual Meeting by following the instructions provided in the Notice or, if you requested to receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

	(2)	By Telephone: If you requested to receive your proxy materials by U.S. mail, you may vote by telephone prior to the Annual Meeting by following the instructions on the proxy card.

	(3)	By Mail: If you requested to receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card prior to the Annual Meeting in the postage-paid envelope provided.

(4)

During the Annual Meeting: If you are a stockholder as of the record date, you may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SCPH2025. You will need the 16-digit control number included on your proxy card. Submitting a proxy prior to the Annual Meeting will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting at the Annual Meeting.

In order to be counted, proxies submitted by telephone or Internet prior to the Annual Meeting must be received by 11:59 p.m. Eastern Time on June 2, 2025. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.
Virtually Attending the Annual Meeting

To attend and participate in the Annual Meeting, stockholders will need to access the live webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/SCPH2025 and enter the control number provided in the Notice for the Annual Meeting at or prior to June 3, 2025 at 12:30 p.m. Eastern Time, and beneficial owners of shares held in street name will need to follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares.

The live webcast of the Annual Meeting will begin promptly at 12:30 p.m. Eastern Time on June 3, 2025. We encourage stockholders to login to this website and access the webcast before the Annual Meeting’s start time by following the instructions in the Notice. You should allow ample time in advance of the meeting.

Additionally, questions regarding how to attend and participate via the Internet can be answered by following the assistance instructions included at www.virtualshareholdermeeting.com/SCPH2025.

Questions related to substantive matters of business may be asked during the meeting using the questions and answers tool on the Virtual Shareholder Meeting platform landing page. If you wish to submit a question during the Annual Meeting, you may log into, and submit a question on, the virtual meeting platform at www.virtualshareholdermeeting.com/SCPH2025 and following the instructions there. Our Annual Meeting will be governed by the Annual Meeting’s Rules of Conduct, which will address the ability of stockholders to ask questions during the meeting and rules for how questions will be recognized and addressed. The Annual Meeting’s Rules of Conduct will be available on www.virtualshareholdermeeting.com/SCPH2025 immediately prior to and during the Annual Meeting.

Technical Issues

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please refer the toll-free support numbers on www.virtualshareholdermeeting.com/SCPH2025 as indicated on the proxy card.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending and voting at the Annual Meeting, by delivering an instrument in writing revoking the proxy, by delivering another duly executed proxy bearing a later date to our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes properly cast will be elected as directors. You may vote for all the nominees, withhold authority to vote your shares for all the nominees or withhold authority to vote your shares with respect to any one or more of the nominees.

For Proposal Two, a majority of the votes properly cast for and against such matter is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

For Proposal Three, a majority of the votes properly cast for and against such matter is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions, and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” and broker non-votes have no effect on the election of directors. Abstentions and broker non-votes have no effect on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and the approval on an advisory (non-binding) basis of the compensation of our named executive officers. The ratification of the appointment of RSM US LLP is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you. As a result, we do not expect any broker non-votes on Proposal Two.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for director, FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm and FOR the approval on an advisory (non-binding) basis of the compensation of our named executive officers. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

In connection with our solicitation of proxies for our 2026 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act"). We rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803, Attn: Investor Relations, or call 617-517-0730.

If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE - ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our second amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Our board of directors currently consists of nine members. Our board of directors is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting, and if elected, will expire at the 2028 annual meeting. The term of the Class III directors expires at the 2026 annual meeting and the term of the Class I directors expires at the 2027 annual meeting. After the terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Composition of the Board

Our board of directors and the nominating and corporate governance committee are committed to ensuring that the board is comprised of a group of directors who collectively provide a significant breadth of experience, knowledge and ability to effectively represent the interest of stockholders.

The following presents our current directors, their respective term on the board of directors, ages and positions as of April 7, 2025:

Name	Age	Position
Class II director nominees for election at the 2025 Annual Meeting
Mette Kirstine Agger (2) (3)	60	Director
Minnie Baylor-Henry (1)	77	Director
William T. Abraham, M.D. (3)	65	Director
Class III directors whose terms will expire at the 2026 Annual Meeting
John H. Tucker	62	President, Chief Executive Officer and Director
Jack A. Khattar (2)	63	Chairman of the Board and Director
Klaus Veitinger, M.D., Ph.D. (3)	63	Director
Class I directors whose terms will expire at the 2027 Annual Meeting
Frederick Hudson (1)	79	Director
Leonard D. Schaeffer (2)	79	Director
Sara Bonstein (1)	44	Director

(1)
Member of the audit committee.
(2)
Member of the compensation committee.
(3)
Member of the nominating and corporate governance committee.

Nominees

Based on the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated William T. Abraham, M.D., Mette Kirstine Agger and Minnie Baylor-Henry for election as directors each to serve for a three-year term ending at the 2028 annual meeting or until their successor is elected and qualified or until their earlier death, resignation or removal. William T. Abraham, M.D, Mette Kirstine Agger and Minnie Baylor-Henry are current members of our board of directors.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the board of directors. The board of directors may fill such vacancy at a later date or reduce the size of the board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. Each of Dr. Abraham, Ms. Agger and Ms. Baylor-Henry has consented to being named in this proxy statement and to serve if elected.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

The biographies of each of the nominees and continuing directors below contain information regarding each such person's service as a director, business experience, public director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person's specific experience, qualifications, attributes and skills that led the board of directors and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our board of directors. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the board of directors be comprised of independent directors whom the board of directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of Nasdaq. The Company has determined that, with the exception of John H. Tucker, our president and chief executive officer, all of our other directors qualify as “independent” directors.

Nominees for Election as Class II Directors for a Three-Year Term (Terms to Expire at the 2028 Annual Meeting)

Mette Kirstine Agger has served as a member of our board of directors since March 2014. From 2009 to 2022, Ms. Agger served as a managing partner of Lundbeckfonden Ventures, a life science venture fund that she founded. Prior to that, Ms. Agger co-founded 7TM Pharma A/S, a biotech company engaged in therapeutic drug discovery and development, in 2000, and served as its CEO from founding to 2009. Prior to founding 7TM Pharma, Ms. Agger was part of the management team of NeuroSearch A/S, a drug research and development company. She started her career as a patent agent in private practice. Ms. Agger currently serves on the boards of both private and public companies, including on the board of Lexeo Therapeutics, a gene therapy company targeting orphan diseases since 2020. Ms. Agger previously served as board member of the public company Veloxis A/S from 2010 to January 2020, Imara Therapeutics, Inc. from 2015 to June 2021, and Trevi Therapeutics, Inc. from July 2017 to June 2019. Ms. Agger graduated with an M.Sc. in Biology from the University of Copenhagen and has an M.B.A. from Henley Business School University of Reading. We believe Ms. Agger is qualified to serve on our board of directors because of her industry experience, intellectual property knowledge and her experience of serving on the board of directors for several biopharmaceutical and medtech companies.

Minnie Baylor-Henry has served as a member of our board of directors since July 2018. Ms. Baylor-Henry has served as the President of B-Henry & Associates, a consulting firm focused on providing regulatory and compliance strategy services to life sciences companies, since April 2015. Prior to assuming her current role, she was the Worldwide Vice-President for Regulatory Affairs for Johnson & Johnson’s Medical Devices & Diagnostics January 2011 until March 2015, where she was directly responsible for coordinating the regulatory strategy for the approval of a wide portfolio of products globally, ranging from contact lens to sterilization products. Prior to that, Ms. Baylor-Henry was a National Director for Regulatory & Capital Markets Consulting at Deloitte & Touche and before that was an executive with Johnson & Johnson’s pharmaceutical and consumer sectors from 1999 to 2008. She also worked for the U.S. Food & Drug Administration (FDA) from 1991 to 1999. Ms. Baylor-Henry is recognized as a leader in the area of food and drug laws, and regulations and is a frequent speaker on food and drug law topics. She has received numerous awards and recognitions in this area. Ms. Baylor-Henry previously served on the board of directors of PolarityTE, Inc. from December 2018 to September 2021, and Paratek Pharmaceuticals from June 2021 to September 2023, and currently serves on the boards of directors of Apyx Medical, since August 2019, and Latheus Holdings, Inc., since February 2022. Ms. Baylor-Henry received her Pharmacy degree from Howard University’s College of Pharmacy and her law degree from Catholic University’s Columbus School of Law. We believe Ms. Baylor-Henry is qualified to serve on our board of directors because of her industry experience including relevant regulatory affairs experience in medical devices, pharmaceutical products, including combination products in the private and public sectors.

William T. Abraham, MD, FACP, FACC, FAHA, FESC, FRCPE has served as a member of our board of directors since February 2021. Dr. Abraham is a College of Medicine Distinguished Professor at The Ohio State University and a noted Heart Failure Specialist. He is a consultant to industry in drug and device development for cardiovascular disorders and has served as Chief Medical Officer of V-Wave Ltd. since 2019. Dr. Abraham has been in various leadership positions at the Ohio State University Wexner Medical Center since October 2002. Dr. Abraham previously held faculty appointments at the University of Colorado, the University of Cincinnati and the University of Kentucky. Dr. Abraham’s research interests include the role of the kidney in heart failure, neurohormonal mechanisms in heart failure, sleep-disordered breathing in heart failure and clinical drug and device trials in heart failure and cardiac transplantation. He has received grants from the National Institutes of Health, the American College of Cardiology and the Aetna Quality Care Foundation and has served as principal investigator in more than 100 clinical drug and device trials. In addition to authoring more than 1,500 original papers, abstracts, book chapters and review articles, Dr. Abraham has co-edited a leading textbook on heart failure entitled Heart Failure: A Practical Approach to Treatment. He serves on the editorial boards of several major journals and as a scientific reviewer for such publications as Circulation, the European Heart Journal, and the Journal of the American College of Cardiology. Dr. Abraham has been recognized as one of the ‘Best Doctors in America’ for 20 consecutive years. He was named as one of The World’s Most Influential Scientific Minds and named to the Highly Cited Researchers list by Clarivate Analytics (formerly Thomson Reuters). In 2022, Dr. Abraham received the Pioneer Award from the Heart Failure Society of America, given to an innovator in the field of heart failure. In 2017, he received the Distinguished Scientist Award from the American College of Cardiology. Dr. Abraham received his M.D. from Harvard Medical School before completing a residency in internal medicine and fellowships in cardiology and heart failure/cardiac transplantation at the University of Colorado Health Sciences Center. He is board-certified in internal medicine and advanced heart failure and transplant cardiology. We believe Dr. Abraham is qualified to serve on our board of directors because of his extensive medical, academic and industry experience and achievement in cardiology and heart failure.

Class III Directors Continuing in Office (Terms to Expire at the 2026 Annual Meeting)

John H. Tucker has served as our President, Chief Executive Officer and Director since January 2017. From 2016 to 2017, Mr. Tucker served as Chief Executive Officer of Algal Scientific, a biotechnology company and from 2014 to 2016, Mr. Tucker served as Chief Executive Officer of Alcresta Therapeutics, a developer of enzyme-based products for patients with acute and chronic diseases. From 2013 to 2014, Mr. Tucker served as Chief Executive Officer of the North American business of Nelson Bach U.S. Prior to that, he served as Senior Vice President and Chief Commercial Officer of Incline Therapeutics from 2012 through its acquisition by The Medicines Company in 2013. Prior to Incline, Mr. Tucker served as Senior Vice President, Commercial Operations at AMAG Pharmaceuticals. From 2002 to 2011, Mr. Tucker served in senior executive operations and commercial roles at Basilea Pharmaceuticals and Indevus Pharmaceuticals. Mr. Tucker also held several sales and development roles at ALZA, a global pharmaceutical company, and at Johnson & Johnson. Mr. Tucker served on the board of directors of Eleusis Ltd., a privately-held clinical stage life science company, from July 2021 until it was acquired in October of 2022. Mr. Tucker holds a B.A. from Plymouth State College and an M.B.A. from New Hampshire College. We believe Mr. Tucker is qualified to serve on our board of directors because of his extensive and broad range of experience in business and healthcare product development, including previous experience growing companies in the pharmaceutical industry.

Jack A. Khattar has served as a member of our board of directors since June 2016 and as Chairman of our board of directors since November 2017. Mr. Khattar is the founder of Supernus Pharmaceuticals, a pharmaceutical company, (Nasdaq: SUPN) where he has served as President, Chief Executive Officer and Secretary and as a Director since 2005. From 1999 to 2005, Mr. Khattar served in various positions as a board member, President and Chief Executive Officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc’s executive committee. Prior to that, Mr. Khattar served as an executive officer and the Chairman of the management committee at CIMA Labs Inc. (CIMA), a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar currently serves on the boards of directors of Navitor Pharmaceuticals, LLC, a privately-held pharmaceutical company, is the Chairman of the board of directors of Cognition Therapeutics Inc. (Nasdaq: CGTX), a publicly-traded pharmaceutical company, and serves on the advisory board of New Rhein Healthcare, a private equity firm. Mr. Khattar earned his degrees in Marketing with a BBA from American University of Beirut and an MBA from the Wharton School of the University of Pennsylvania. We believe that Mr. Khattar’s leadership, executive, managerial, business and pharmaceutical company experience, along with his more than 30 years of industry experience in the development and commercialization of pharmaceutical products and drug delivery technologies, qualify him to be a director.

Klaus Veitinger, MD, PhD has served as a member of our board of directors since November 2017. Dr. Veitinger joined OrbiMed in 2007 as a Venture Partner and is focused on venture investments in the therapeutic space. Since joining OrbiMed, he has served or currently serves on the boards of numerous public and private OrbiMed portfolio companies. Previously, Dr. Veitinger was the Chief Executive Officer of Schwarz Pharma Inc. with responsibility for the U.S. and Asia businesses culminating in the ultimate sale of the Schwarz Group. Dr. Veitinger previously served on the board of directors of Tricida, Inc., from October 2013 to June 2023. He received his medical degree and his doctorate (Ph.D.) from the University of Heidelberg and earned his M.B.A. at INSEAD in France. We believe that Dr. Veitinger is qualified to serve on our board of directors due to his management and investment experience in the life sciences sector and medical and scientific background.

Class I Directors Continuing in Office (Terms to Expire at the 2027 Annual Meeting)

Frederick M. Hudson has served as a member of our board of directors since June 2018. Mr. Hudson retired as a partner in charge of the health care audit practice for the Washington-Baltimore business unit of the accounting firm of KPMG, LLP on January 1, 2006, after a 37-year career with the firm. Since November 2010, he has been a director and audit committee chair of Supernus Pharmaceuticals, Inc. Mr. Hudson previously served on the boards of directors of several private companies and non-profit organizations, including GBMC Healthcare, Inc. and its affiliate, Greater Baltimore Medical Center, Inc., the Board of Financial Administration of the Catholic Archdiocese of Baltimore, Educate, Inc., the Board of Trustees of the Maryland Historical Society, Woodhaven Holding Corporation and Paradigm Management Services, LLC. Mr. Hudson also served as a director of Aradigm Corporation from March 2014 to February 2019. Mr. Hudson received a B.S. in Accounting from Loyola University Maryland and is a Certified Public Accountant (retired). We believe that Mr. Hudson’s extensive accounting and health care audit experience, and experience on other boards of directors and board committees qualify him to serve as a member of our board of directors.

Leonard D. Schaeffer has served as a member of our board of directors since 2014. He has served as a partner of North Bristol Partners, a privately held consulting company, since 2006. From 2007 to 2011, Mr. Schaeffer served as the chairman of the Board of Surgical Care Affiliates, LLC, then a privately held company operating a national network of ambulatory surgical centers and surgical hospitals. He has served as a senior advisor to Whistler Capital Partners since March 2022. Mr. Schaeffer served as chairman of the board of WellPoint Inc. from 2004 to 2005 (now Elevance Health), then the largest health insurance company in the United States. He formerly served as chairman and chief executive officer of WellPoint Health Networks Inc. from 1992 through 2004, and chairman and chief executive officer of Blue Cross of California from 1989 to 2004. He also served as a director of Allergan, Inc., a publicly traded specialty pharmaceutical company, from 1993 to 2011, and as a director of Amgen, Inc., a publicly traded biotechnology company, from 2004 to 2013. Mr. Schaeffer also served on the board of Walgreens Boots Alliance, a publicly traded pharmaceutical manufacturing, wholesale, and distribution holding company from June 2015 to October 2019. While serving in the federal government from 1978 to 1980, Mr. Schaeffer was Administrator of the Health Care Financing Administration (now CMS) and was responsible for the United States Medicare and Medicaid programs. Mr. Schaeffer was named the Judge Robert Maclay Widney Chair and Professor at the University of Southern California (USC) in 2007 and, since 2000, has served on the board of the Brookings Institution where he is Vice Chair. He joined the Board of Trustees at USC in 2013, and the Board of Fellows of Harvard Medical School in 2003. He joined the USC Health System Board in 2013 and was named chairman in 2020. Mr. Schaeffer was elected a member of the National Academy of Medicine of the National Academy of Sciences in 1997. He established the Leonard D. Schaeffer Center for Health Policy and Economics at USC in 2009 and has chaired its advisory board ever since. In 2024, he established the Schaeffer Institute for Public Policy & Government Service at USC. Mr. Schaeffer earned his A.B. in Economics from Princeton University. We believe that Mr. Schaeffer is qualified to serve on our board of directors because of his industry experience and his decades-long track record of serving in leadership positions on various boards.

Sara Bonstein has served as a member of our board of directors since July 2020. Ms. Bonstein has served as Chief Financial Officer of Insmed Incorporated, a public biopharmaceutical company, since January 2020 and is responsible for Insmed’s key financial functions, including accounting, financial planning and analysis, procurement, tax, treasury, and investor relations. Ms. Bonstein has more than two decades of operational and financial leadership in the life sciences industry. Prior to joining Insmed, Ms. Bonstein served as the Chief Financial Officer and Chief Operating Officer at OncoSec Medical from July 2018 to January 2020 and as the Chief Financial Officer at Advaxis, Inc. from January 2017 to May 2018. She also previously held positions of increasing responsibility at Eli Lilly & Company and Johnson & Johnson. Ms. Bonstein has served on the board of directors of Xilio Therapeutics, Inc. since August 2021. Ms. Bonstein is a Six Sigma Black Belt and in 2016 was named CFO of the Year – Healthcare Organization and Forty under 40 by NJBiz. She holds a BS in Finance from The College of New Jersey and an M.B.A. from Rider University. Ms. Bonstein has served on the board of directors of Xilio Therapeutics, Inc. since August 2021. We believe that Ms. Bonstein is qualified to serve on our board of directors because of her expertise and experience in finance and industry.

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.

Executive Officers

The following table presents our executive officers and their ages and positions as of April 21, 2025:

Name	Age	Position
John H. Tucker	62	President, Chief Executive Officer and Director
Rachael Nokes	50	Chief Financial Officer

See the section of this Proxy Statement Captioned “- Class III Directors Continuing in Office (Terms to Expire at the 2026 Annual Meeting)” for Mr. Tucker’s biography.

Rachael Nokes joined us in September 2014 and has served as our Chief Financial Officer since December 2022. Ms. Nokes served as our Senior Vice President of Finance from May 2018 to December 2022 and as our Vice President of Finance from September 2014 to May 2018. Prior to joining the Company, from 2009 to 2014, Ms. Nokes served as Director of Accounting at BG Medicine, then a publicly held medical device company. Prior to that, from 2001 to 2009, she served in various accounting and finance positions at BG Medicine. From 1998 to 2001, Ms. Nokes held accounting and finance positions at Corning Lasertron and Oak Industries (acquired by Corning). Prior to Oak Industries, Ms. Nokes was an auditor at PriceWaterhouse LLP (now

PriceWaterhouseCoopers LLP). Ms. Nokes holds a B.S. in Accounting from Boston College and an M.S. in Finance from Bentley University.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our board of directors held four meetings in 2024. During the fiscal year ended December 31, 2024, each director attended at least 75% of the aggregate of (i) all meetings of the board of directors and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are expected to attend all meetings of the board of directors and all meetings of the committees on which they serve. We do not maintain a formal policy regarding director attendance at our annual meetings of stockholders; however, it is expected that, absent compelling circumstances, directors will attend. All of our directors then in office attended the 2024 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on the Corporate Governance section of our website, which is located at www.scpharmaceuticals.com. If we make any amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver as required by law or the rules of Nasdaq on our website or in a current report on Form 8-K.

Environmental, Social and Governance (“ESG”)

A continued area of focus for our board of directors has been our ESG-related practices which are integrated into our business strategy and planning including patient access to medicines, product safety, human capital management, ethics and compliance, and environmental impact. These are among the areas of focus that are critical to our long-term success and resiliency. We are therefore committed to increasing our transparency and further identifying issues that may have a material effect on corporate strategy, risks, opportunities or performance.

Patient Access and Safety. As a company, we are committed to patient access and affordability and to reducing the systemic financial and physical constraints inherent in the highest-cost setting for treatment of heart failure. scPharmaceuticals’ products are designed and intended to increase patient access and safety. The Company is focused on advancing cardiorenal innovation through integrated treatments that address unmet patient needs. Our first product, FUROSCIX, supports fluid management in chronic heart failure and chronic kidney disease. We offer a patient assistance program that includes copay support and offers FUROSCIX for no or low cost for financially eligible patients. We also maintain a robust corporate compliance program to enable adherence with applicable regulations and responsible promotion of our therapeutic solutions. We also take steps to monitor safety in product manufacturing and in clinical trials and the post-market setting.

Human Capital Management. We recognize that our future success depends on our ability to attract, develop and retain key personnel, maintain our strong company culture, and ensure an inclusive culture in our Board of Directors, management and broader workforce. We expanded our commercial organization in 2024 to support and drive growth for FUROSCIX® for the treatment of edema in adult patients with chronic heart failure or chronic kidney disease (CKD). We remain focused on our core values, competencies, and key human capital-related objectives including effectively recruiting, retaining, incentivizing and integrating our existing and new employees, maintaining and growing an inclusive workforce, and ensuring a robust culture of compliance.

The Company has been recognized by the Boston Business Journal’s Best Places to Work list for companies of our size in 2020, 2021, 2022, 2024, and 2025. We view this as a bellwether of our culture which is built on a foundation of core values, competencies, and expertise that are central to all aspects of the employee lifecycle.

Inclusive Culture. Our company is committed to fostering an inclusive workplace in compliance with all federal, state, and local employment laws. We promote equal opportunity in hiring, training, and advancement based on merit and qualifications. We invest in workforce development initiatives that enhance employee skills, promote career growth, and ensure a workplace that is welcoming to all. We believe a broad range of skills and experiences strengthens our ability to serve patients, providers, and other stakeholders as well as drive innovation, and maintain a strong corporate culture. We continue to assess candidates from all backgrounds for new positions as we expand our organization.

Ethics and Compliance. We promote honest and ethical conduct with clear oversight and accountability from the Board of Directors and senior management. Our internal policies are based on industry-standard principles for behavior in this area. This also includes annual training on our Code of Business Conduct and Ethics, which outlines our commitment to ethical business practices and applies to all of our employees, officers and directors.

Environmental Impact. We are cognizant of our impact on the environment and of the need to take measures to reduce our environmental footprint and support employee health. Environmentally friendly aspects of our building facilities, which are leased, include energy efficient lighting and heating systems, recycling where possible, air filtration, and the use of eco-friendly and natural cleaning products in corporate headquarters.

Policy and Procedures on Insider Trading and Disclosure

Our Board has adopted Policy and Procedures on Insider Trading and Disclosure governing the purchase, sale, and other dispositions of our securities by our directors, officers and employees. We believe that the Policy and Procedures on Insider Trading and Disclosure are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of the Policy and Procedures on Insider Trading and Disclosure is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 19, 2025.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our Policy and Procedures on Insider Trading and Disclosure expressly prohibits short sales and, without prior approval, derivative transactions of our stock by our executive officers, directors and specified other employees and their respective affiliates, purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities, or other hedging transactions. In addition, our Policy and Procedures on Insider Trading and Disclosure expressly prohibits our executive officers, directors and specified other employees and their respective affiliates from borrowing against Company securities held in a margin account, or, without prior approval, pledging our securities as collateral for a loan.

Independence of the Board of Directors

Consistent with our corporate governance guidelines and Nasdaq rules, our board of directors has determined that, as of the date of this Proxy Statement, all of the members of our board of directors excluding John H. Tucker, our president and chief executive officer, are “independent.” In addition, all members of the audit, compensation and nominating and corporate governance committees, satisfy the applicable independence criteria of the SEC and Nasdaq.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates in connection with its evaluation of a director candidate, including through candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the selection as nominees for the board of directors and as candidates for appointment to the board of directors' committees: Each nominee shall have high standards of personal and professional ethics and integrity, shall have proven achievement and competence in the nominee's field and the ability to exercise sound business judgment, shall have skills that are complementary to those of the existing board of directors, shall have the ability to assist and support management and make significant contributions to the Company's success and shall have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors. Once appropriate candidates have been identified, the entire board of directors votes on the candidates for appointment to the respective committees.

In evaluating proposed director candidates, the nominating and corporate governance committee will consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, the current size and composition of the board of directors, the needs of the board of directors and the respective committees, and such factors as character, integrity, judgment, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company's business and industry, other commitments and the like and any other factors that the nominating and corporate governance committee may consider appropriate.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Corporate Secretary at scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803, who will forward all recommendations to the nominating and corporate governance committee. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The board of directors provides to every stockholder the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders may send such communication to the attention of the Chair of the Board of Directors via U.S. Mail or Expedited Delivery Service to: scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803, Attn: Chair of the Board of Directors.

For a stockholder communication directed to an individual director in his capacity as a member of the board of directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Chair of the Board in his capacity as a representative of the board of directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chair of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board's Role in Risk Oversight

Currently, the role of chairman of the board is separated from the role of chief executive officer, and we plan to keep these roles separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Among other duties, the chairman of the board may represent the board in communications with stockholders and other stakeholders and provide input on the structure and composition of the board. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. During its routine review of the board’s leadership structure, the board and the Company regularly consider the circumstances under which the roles of chairman and chief executive officer could most effectively serve the Company’s and its stockholders’ interests if combined. From time to time, the Company proactively engages with stockholders throughout the year to learn their perspectives on significant issues, and intends to continue to do so, including with respect to gathering stockholder perspectives on board leadership structure.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management’s involvement in day-to-day risk management enables the Company’s disclosure committee, which consists of members of management, to assist our Chief Executive Officer and Chief Financial Officer in the effective design, establishment, maintenance, review, and evaluation of the Company’s disclosure controls and procedures. The Company’s management, led by our Chief Executive Officer and executive team, implements and supervises day‑to‑day risk management processes. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm as well as with management for the cyber risk management program. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Risks Related to Compensation Policies and Practices

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters reviewed annually by the respective committees and approved by our board of directors (copies of which can be found on our website at www.scpharmaceuticals.com under “Investor Relations - Corporate Governance”).

Audit Committee

Mr. Hudson, Ms. Bonstein and Ms. Baylor-Henry serve on the audit committee, which is chaired by Mr. Hudson. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the applicable SEC and Nasdaq rules, and each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Hudson as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee held five meetings during 2024. The audit committee’s responsibilities include:

•
appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•
pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•
reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•
coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•
establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•
monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•
preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•
reviewing and discussing with management our risk management policies related to financial reporting, financial systems, information technology, regulatory, compliance and litigation risks and overseeing the operation of our risk management program;
•
reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•
reviewing quarterly earnings releases.

Compensation Committee

Mr. Khattar, Ms. Agger and Mr. Schaeffer serve on our compensation committee, which is chaired by Mr. Khattar. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules, and each member of the compensation committee qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. The compensation committee held three meetings during 2024. The compensation committee’s responsibilities include:

•
annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our chief executive officer;
•
evaluating the performance of our chief executive officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of our chief executive officer and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;
•
reviewing and approving the cash compensation of our other executive officers and employees at the level of senior vice president and above;
•
overseeing our overall compensation structure, philosophy, policies and programs;
•
reviewing and approving grants and awards under our incentive-based compensation plans and equity-based plans;
•
evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•
reviewing and making recommendations to the board of directors with regard to our policies and procedures for the grant of and related to equity-based awards;
•
reviewing and recommending to the board of directors the compensation of our directors;
•
preparing our compensation committee report, if and when required by SEC rules;
•
reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required by SEC rules, to be included in our annual proxy statement;
•
reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters;

•
reviewing and discussing with the board of directors corporate succession plans for our chief executive officer and other key officers; and
•
administering and overseeing compliance with the compensation recovery policy required by applicable SEC and Nasdaq rules.

Nominating and Corporate Governance Committee

Dr. Veitinger, Ms. Agger and Dr. Abraham serve on our nominating and corporate governance committee, which is chaired by Dr. Veitinger. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable SEC and Nasdaq rules. The nominating and corporate governance committee held one meeting during 2024. The nominating and corporate governance committee’s responsibilities include:

•
developing and recommending to the board of directors criteria for board and committee membership;
•
establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•
reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•
identifying individuals qualified to become members of the board of directors;
•
recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•
developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines;
•
reviewing and providing oversight with respect to our strategy, initiative, policies and risks concerning environmental and social matters; and
•
overseeing the evaluation of our board of directors and management.

Our board of directors may from time to time establish other committees.

Director Compensation

The following table provides information for the year ended December 31, 2024, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee member of our board of directors during any portion of that year. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2024. Mr. Tucker, who is also our president and chief executive officer, receives no compensation for his service as director, and the compensation received by Mr. Tucker as an employee during 2024 is presented in the 2024 Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Jack A. Khattar	90,000	54,957	144,957
Leonard D. Schaeffer	47,500	54,957	102,457
Klaus Veitinger M.D., Ph.D.	50,000	54,957	104,957
Frederick Hudson	60,000	54,957	114,957
Minnie Baylor-Henry	50,000	54,957	104,957
Sara Bonstein	50,000	54,957	104,957
William T. Abraham, M.D.	45,000	54,957	182,047
Mette Kirstine Agger	52,500	54,957	189,547

(1)
Includes amounts earned and paid pursuant to our non-employee director compensation policy.

(2)
The amounts reported represent the aggregate grant-date fair value of stock options awarded to the directors in 2024, calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (“ASC Topic 718”). For information regarding the assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024, which are incorporated by reference herein. This amount does not correspond to the actual value that may be recognized by the named director upon exercise of the applicable awards.
(3)
The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding for each non-employee director as of December 31, 2024:

Name	Number of Shares
Jack A. Khattar	94,985
Leonard D. Schaeffer	81,898
Klaus Veitinger M.D., Ph.D.	106,127
Frederick Hudson	94,146
Minnie Baylor-Henry	94,146
Sara Bonstein	81,898
William T. Abraham, M.D.	102,250
Mette Kirstine Agger	37,050

Our board of directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, highly-qualified non-employee directors. In 2025, our board of directors increased the amount of cash compensation our non-executive chairman may earn in a fiscal year. Under the policy, all non-employee directors are paid cash compensation as set forth below for the fiscal year ended December 31, 2024 and on a go forward basis.

	2024 Annual Retainer ($)	2025 Annual Retainer ($)
Board of Directors:
Non-Executive Chairman	75,000	90,000
Other Non-Employee Directors	40,000	50,000

Audit Committee:
Committee Chairman	20,000	20,000
Other Committee Members	10,000	10,000

Compensation Committee:
Committee Chairman	15,000	15,000
Other Committee Members	7,500	7,500

Nominating and Corporate Governance Committee:
Committee Chairman	10,000	10,000
Other Committee Members	5,000	5,000

In addition, upon initial election to our board of directors, each non-employee director will be granted 60,000 options (increased from 34,600 options in 2024) on the date of such director’s election or appointment to the board of directors, which will vest in the following manner, subject to continued service through such vesting date(s): 33% shall vest on the first anniversary of grant, and the remainder shall vest in equal monthly installments over the following two years. On the date of each annual meeting of the Company’s stockholders, each non-employee director who is re-elected to the board at such meeting will be granted 30,000 options (increased from 19,750 options in 2024), which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting. All such options will be granted at fair market value on the date of grant.

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed RSM US LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2025. The Company is asking our stockholders to ratify the audit committee’s selection of RSM US LLP as our independent auditors for the 2025 fiscal year. RSM US LLP has audited our financial statements for each fiscal year since 2013.

The audit committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and our Company and any disclosed relationships or services that may impact the objectivity and independence of our independent registered public accounting firm, and the independent registered public accounting firm's performance. As a matter of good corporate governance, the board of directors determined to submit to stockholders for ratification the appointment of RSM US LLP. In the event that the appointment of RSM US LLP is not ratified by the stockholders, the audit committee will consider this factor when it appoints the independent auditors for the fiscal year ended December 31, 2026. Even if the appointment of RSM US LLP is ratified, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

We expect that a representative of RSM US LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering in 2017, we adopted a policy under which the audit committee is directly responsible for pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

In addition, in the event time constraints require pre-approval prior to the audit committee's next scheduled meeting, the audit committee has authorized its chairman to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by RSM US LLP for audit, audit-related, tax and all other services rendered to the Company for fiscal years 2024 and 2023:

	2024	2023
Audit Fees	$315,000	$236,884
Audit-Related Fees	128,100	118,650
Tax Fees	48,300	29,400
All Other Fees	—	—
Total	$491,400	$384,934

Audit Fees. Audit fees consist of fees billed for the audit of our annual financial statements and the review of the interim financial statements.

Audit-Related Fees. Audit-related fees consist of fees billed for services that are normally provided in connection with registration statements.

Tax Fees. Tax fees consist of aggregate fees for tax compliance and tax advice, including the review and preparation of our various jurisdictions' income tax returns.

The audit committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. Unless a type of service has been pre-approved pursuant to the Pre-Approval Policy, it must be separately pre-approved by the audit committee before it may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre- approval by the audit committee. The audit committee pre-approved all services performed by RSM US LLP since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

Report of the Audit Committee of the Board of Directors

This report is submitted by the audit committee of the Board of Directors (the “Board”) of scPharmaceuticals Inc. (the “Company”).

The audit committee has reviewed the Company's audited consolidated financial statements for the fiscal year ended December 31, 2024 and met with management, as well as with representatives of RSM US LLP, the Company's independent registered public accounting firm, to discuss the audited consolidated financial statements. The audit committee also discussed with members of RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.

In addition, the audit committee received the written disclosures and the letter from RSM US LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence and discussed with members of RSM US LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2024 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Audit Committee
Frederick Hudson (Chairman)
Sara Bonstein
Minnie Baylor-Henry

PROPOSAL THREE – APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, we request that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the section titled “Executive Compensation” set forth below in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion.”

We believe that our compensation programs and policies for the year ended December 31, 2024 were an effective incentive for the achievement of our goals, aligned with stockholders’ interest and worthy of stockholder support. Additional details concerning how we structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Executive Compensation” set forth below in this proxy statement.

This vote is merely advisory and will not be binding upon us, our board of directors or our compensation committee, nor will it create or imply any change in the duties of us, our board of directors or our compensation committee. The compensation committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The board of directors values constructive dialogue on executive compensation and other significant governance topics with our stockholders and encourages all stockholders to vote their shares on this important matter.

At our 2023 Annual Meeting of Stockholders, our stockholders recommended, on an advisory basis, that the stockholder vote on the compensation our named executive officers occur every year. In light of the foregoing recommendation, our Board determined to hold a “say-on-pay” advisory vote every year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at the 2026 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 7, 2025, for:

•
each person known by us to be the beneficial owner of more than 5% of our common stock;
•
our named executive officers;
•
each of our directors and director nominees; and
•
all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 50,283,925 shares of common stock outstanding as of April 7, 2025. Options to purchase shares of our common stock, or other rights held by such person, that are currently exercisable or that are exercisable within 60 days of April 7, 2025, are deemed to be beneficially owned by the persons holding these options or rights for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner (1)	Beneficially Owned	Beneficially Owned
5% Stockholders:
OrbiMed Advisors LLC (2)	6,059,528	12.05%
Entities associated with AIGH Capital Management, LLC (3)	4,200,577	8.35%
Rubric Capital Management LP (4)	3,500,000	6.96%
Luther King Capital Management Corporation (5)	2,980,410	5.93%
Laurence W. Lytton (6)	2,944,932	5.86%
Lundbeckfond Invest A/S (7)	2,863,987	5.70%
Named Executive Officer, Other Executive Officers and Directors:
John H. Tucker (8)	1,427,338	2.76%
Frederick Hudson (9)	94,146	*
Jack A. Khattar (10)	94,985	*
Leonard D. Schaeffer (11)	193,798	*
Klaus Veitinger, M.D.(12)	106,127	*
Minnie Baylor-Henry (13)	94,146	*
Sara Bonstein (14)	81,898	*
William T. Abraham, M.D. (15)	102,250	*
Rachael Nokes (16)	291,580	*
Mette Kirstine Agger (17)	37,050	*
All executive officers and directors as a group (10 persons) (18)	2,523,318	4.78%

* Less than 1%

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803.
(2)
The information reported is based on a Schedule 13D/A filed with the SEC on August 15, 2024. Consists of (i) 5,806,670 shares of common stock held by OrbiMed Private Investments VI, L.P. (“OPI VI”) and (ii) 252,858 shares of common stock held by Orbimed Genesis Master Fund, L.P. (“Genesis Master Fund”).

OrbiMed Capital GP VI LLC (“GP VI”) is the sole general partner of OPI VI. OrbiMed Genesis GP LLC (“OrbiMed Genesis”) is the general partner of Genesis Master Fund. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP VI and OrbiMed Genesis. GP VI and OrbiMed Advisors has shared voting and dispositive power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of such shares, and OrbiMed Genesis and OrbiMed Advisors has shared voting and dispositive power with respect to the 252,858 shares held by Genesis Master Fund and as a result may be deemed to have beneficial ownership of such shares. The address of these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022
(3)
The information reported is based on a Schedule 13G/A filed with the SEC on January 31, 2025. Consists of 4,200,577 shares of common stock held by AIGH Investment Partners, L.L.C. (“AIGH LLC”), of which AIGH Capital Management, LLC (“AIGH LP”) is an advisor or sub-advisor. Orin Hirschman is the managing member of AIGH LP and president of AIGH LLC. Mr. Hirschman has sole voting and dispositive power over 4,200,577 shares of common stock and AIGH LP has sole voting and dispositive power over 4,174,367 shares of common stock. The address of AIGH LLC, AIGH LP and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, Maryland 21209.
(4)
The information reported is based on a Schedule 13G filed with the SEC on February 12, 2024. Consists of 3,500,000 shares of common stock held by Rubric Capital Management LP (“Rubric”). David Rosen is the managing member of Rubric Capital Management and the general partner of Rubric Capital. Rubric and Mr. Rosen have shared voting and dispositive power over such shares. The address of Rubric and Mr. Rosen is 155 East 44th St., Suite 1630, New York, NY 10017.
(5)
The information reported is based on Schedule 13G/A filed with the SEC on January 28, 2025. J. Luther King, Jr. has sole voting and sole dispositive power over 2,980,410 shares of common stock and Luther King Capital Management Corporation has sole voting and sole dispositive power over 2,857,910 shares of common stock. The address of J. Luther King, Jr. and Luther King Capital Management Corporation is 301 Commerce Street, Suite 600, Fort Worth, Texas 76102.
(6)
The information reported is based on a Schedule 13G/A filed with the SEC on November 14, 2024. Consists of 2,944,932 shares of common stock held by Laurence W. Lytton. The address of Mr. Lytton is 467 Central Park West, New York, NY 10025.
(7)
The information reported is based on a Schedule 13G/A filed with the SEC on November 14, 2024. Consists of 2,863,987 shares of common stock held by Lundbeckfond Invest A/S (“Lundbeckfond”). Lene Skole is the Chief Executive Officer of Lundbeckfond and may be deemed to have sole power to vote and dispose of these shares. The directors of Lundbeckfond have delegated voting and dispositive power with respect to the shares held by Lundbeckfond to Ms. Skole. The address of Lundbeckfond and Ms. Skole is Scherfigsvej 7, DK-2100 København Ø.
(8)
Consists of 122,345 shares of common stock and 1,304,993 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(9)
Consists of 94,146 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(10)
Consists of 5,000 shares of common stock and 94,985 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(11)
Consists of 43,104 shares of common stock held by Schaeffer Holdings LLC, 68,796 shares of common stock held by Mr. Schaeffer and 81,898 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(12)
Consists of 106,127 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(13)
Consists of 94,146 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(14)
Consists of 81,898 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(15)
Consists of 102,250 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(16)
Consists of 30,386 shares of common stock and 261,194 shares of common stock underlying options exercisable within 60 days of April 7, 2025.
(17)
Consists of 37,050 shares of common stock underlying options exercisable within 60 days of April 7, 2025.

(18)
Includes an aggregate of (i) 2,258,687 shares of common stock underlying options exercisable within 60 days of April 7, 2025 held and (ii) 264,631 shares of common stock owned by ten current executive officers and directors.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2024 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2014 Stock Option Plan (the “2014 Plan”), our 2017 Stock Option and Incentive Plan (the “2017 Plan”), our 2017 Employee Stock Purchase Plan (the “2017 ESPP”) and our 2023 Employee Inducement Plan (the "Inducement Plan"). Since the closing of our initial public offering in November 2017, no additional equity awards have been or will be made under our 2014 Plan.

Number of Securities
Remaining Available for
	Number of Securities				Future Issuance Under
	to be Issued Upon		Weighted-Average		Equity Compensation
	Exercise of Outstanding		Exercise Price of		Plans (Excluding
	Options, Warrants and		Outstanding Options,		Securities Reflected in
Plan Category	Rights (a)		Warrants and Rights (b)		Column (a)) (c)
Equity compensation plans approved by stockholders	6,179,400	(1)	$5.87	(2)	4,401,397	(3)
Equity compensation plans not approved by stockholders	87,652	(4)	$7.16	(5)	412,348	(6)
(1)
Consists of options to purchase 5,443,171 shares of common stock outstanding under our equity compensation plans, including options to purchase 555,427 shares of common stock outstanding under our 2014 Plan and options to purchase 4,887,744 shares of common stock outstanding under our 2017 Plan and 736,229 shares of common stock subject to restricted stock units outstanding under our 2017 Plan.
(2)
Reflects the weighted average exercise price of the options to purchase 5,443,171 shares of common stock outstanding under our equity compensation plans.
(3)
Consists of shares available for future issuance under the 2017 Plan and the 2017 ESPP. As of December 31, 2024, 3,079,779 shares of common stock were available for issuance under the 2017 Plan and 1,321,618 shares of common stock were available for issuance under the 2017 ESPP.
(4)
Consists of options to purchase 87,652 shares of common stock outstanding under our Inducement Plan.
(5)
Reflects the weighted average exercise price of the options to purchase 87,652 shares of common stock outstanding under our Inducement Plan.
(6)
Consists of shares available for future issuance under the Inducement Plan.

The 2017 Plan provides that the total number of shares of common stock reserved for issuance thereunder will automatically increase on January 1st of each year ending on (and including) January 1, 2027, in an amount equal to 4.0% of the total number of shares of common stock outstanding on December 31st of the preceding year. In addition, the 2017 ESPP provides that the total number of shares of common stock reserved for issuance thereunder will automatically increase on January 1st of each year ending on (and including) January 1, 2027, in an amount equal to the lesser of (i) 1.0% of the total number of shares of common stock outstanding on December 31st of the preceding year, and (ii) 205,000 shares of common stock; or such lesser number of shares of common stock as determined by our board of directors.

Accordingly, on January 1, 2025, the number of shares of common stock available for issuance under the 2017 Plan and the ESPP increased by 2,003,827 shares and 205,000 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

In addition, on January 31, 2023, our board of directors adopted our 2023 Employment Inducement Award Plan (the “Inducement Plan”) providing for the issuance of up to 500,000 shares of our common stock as

“inducement awards” in accordance with Rule 5635(c)(4) of the Nasdaq Listing Standards. The Inducement Plan was not approved by our security holders.

EXECUTIVE COMPENSATION

Compensation Overview

This compensation overview, which should be read together with the compensation tables set forth below, provides information regarding our executive compensation program for employees at the level of senior vice president or above for 2024. John H. Tucker, our president and chief executive officer, and Rachael Nokes, our chief financial officer, are referred to as our named executive officers for 2024.

Setting Executive Compensation

Our board of directors and compensation committee review executive compensation annually. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in peer companies and the market, historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short-term and long-term results that are in the best interests of our stockholders, and a long-term commitment to our Company.

Our compensation committee reviews and discusses management’s annual compensation proposal with the chief executive officer for all of our employees at the level of senior vice president or above other than the chief executive officer. Based on those discussions, without members of management present, the compensation committee approves the compensation of our executive officers and certain other senior employees. We retain the services of Pearl Meyer, as external compensation consultants and consider Pearl Meyer’s input on certain matters we deem appropriate. Pearl Meyer served at the discretion of the compensation committee and did not provide any other services to the Company during fiscal year 2024 other than those for which they were engaged by the compensation committee. Our compensation committee requires that its compensation consultants be independent of Company management and performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. Our compensation committee has determined that Pearl Meyer is independent and that its work has not raised any conflict of interests.

We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Role of the Compensation Committee

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our commercial, financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals, as well as the executive's performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Specific achievements and performance metrics considered in 2024 included:

-
continued net revenue growth of FUROSCIX® and impact of expanded sales force;
-
expansion of FUROSCIX indication to include New York Heart Association Class IV chronic heart failure patients;
-
continued advancement of the Autoinjector program;
-
acceptance of sNDA FUROSCIX filing in chronic kidney disease by the FDA; and
-
advancing other key lifecycle initiatives.

Role of Management

Our chief executive officer assists the compensation committee in identifying the key performance and incentive measures that may be used in setting annual cash performance bonus opportunities and also provides input on key contributors and performers within the Company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels and expected future contributions. Although our chief executive officer does not participate in decisions involving his own compensation, his recommendations and input are often taken into consideration by the compensation committee when making compensation decisions.

Role of Compensation Consultant

Our compensation committee has engaged Pearl Meyer, an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Our compensation committee requires that its compensation consultants be independent of Company management. We do not believe the retention of, and the work performed by Pearl Meyer creates any conflicts of interest. During 2024, Pearl Meyer did not provide services to us other than the services to our compensation committee described in this proxy statement.

In 2024, Pearl Meyer assisted the compensation committee as follows:

•
preparing competitive compensation analyses and recommendations for the Company’s executive management team, including our named executive officers and senior vice presidents,
•
preparing competitive equity analyses and framework recommendations for the Company’s non-employee directors, executive, and non-executive employee awards, and
•
providing consulting support for 2024 executive compensation actions.

Elements of Compensation

Base salary

Our compensation committee reviews the base salaries of employees at the level of senior vice president and above, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer's performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

During 2024, the annual base salaries of Mr. Tucker and Ms. Nokes were $663,800 and $439,950, respectively. Effective January 1, 2025, Mr. Tucker and Ms. Nokes' annual base salaries were increased to $697,000 and $480,000, respectively.

Annual performance bonuses

We also believe that a significant portion of our executives' cash compensation should be based on the attainment of business goals established by our board of directors or the compensation committee. Each of our named executive officers participated in our 2024 Senior Executive Cash Incentive Bonus Plan (“2024 Bonus Plan”). The 2024 Bonus Plan provides for formula-based incentive payments based upon the achievement of certain corporate performance goals and objectives approved by our board of directors and compensation committee, respectively. We typically establish bonus targets for our named executive officers and conduct an annual performance review process to serve as the basis for determining eligibility for any such bonuses. Among the key parameters that typically are the basis for such bonus determinations are our achievement of overall corporate goals . With respect to performance in fiscal year 2024, the target bonus opportunity as a percentage of base salary for each of Mr. Tucker and Ms. Nokes was 60% and 45%, respectively.

All final bonus payments to our named executive officers, if any, are determined by our compensation committee, which retains full discretion to adjust individual bonus awards based on the achievement of corporate performance objectives, and may also adjust bonus awards based on other factors in their discretion.

For 2024, the corporate performance objectives generally fell into the categories of commercial achievements, regulatory achievements, lifecycle management, fiscal management, and operational execution. The compensation committee determined the Company met corporate goals at 90.0%. For 2023, based on achievement of goals at these levels, we awarded performance bonuses to Mr. Tucker and Ms. Nokes in the amounts of $358,500 and $178,200, respectively.

Equity-based compensation

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly-qualified executives, achieve strong long-term stock price performance, align our executives' interests with those of our stockholders and provide a means to build real ownership in the Company. In addition, the vesting feature of our equity grants contributes to executive retention. We have historically granted equity awards to our employees, including our named executive officers, in the form of options to purchase shares of our common stock, restricted stock units and performance-based grant options.

During the fiscal year ended December 31, 2024, we granted stock options and restricted share unit awards to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal Year-End 2023” table below. No performance-based option grants were made in 2024.

401(k) Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. All participants’ interests in their contributions are 100% vested when contributed. Pre- and post-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant’s directions. All of our employees are eligible to participate in the 401(k) plan beginning on the first day of the calendar month after commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $23,000 (an additional $7,500 in contributions is allowed for participants age 50 and over) in 2024, and have the amount of the reduction contributed to the 401(k) plan. We also match employee contributions to the 401(k) plan equal to 100% on the first 3% of compensation deferred as an elective deferral and an additional 50% on the next 2% of compensation deferred as an elective deferral.

Health and Welfare Benefits

All of our full-time employees, including our executive officers, are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal years ended December 31, 2024 and December 31, 2023 by our named executive officers. Mr. Tucker and Ms. Nokes were the Company’s only executive officers as of the end of fiscal year 2024.

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
John H. Tucker	2024	663,800	654,106	692,762	358,500	31,830	2,400,998
President and Chief Executive Officer	2023	603,500	409,323	447,779	362,100	15,960	1,838,662
Rachael Nokes	2024	439,950	240,998	255,066	178,200	14,004	1,128,218
Chief Financial Officer	2023	400,000	71,838	78,554	160,000	13,804	724,196

(1)
Amounts reflect the grant date fair value of share awards granted in 2024 and 2023 calculated in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts reflect the accounting cost and do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the share awards.
(2)
Amounts reflect the grant date fair value of option awards granted in 2024 and 2023, calculated in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see notes 2 and 12 to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts reflect the accounting cost and do not correspond to the actual value that may be recognized by the named executive officers upon exercise of the stock options.
(3)
The 2024 amounts reported represent incentive bonuses earned for performance with respect to fiscal year 2024 and paid in February 2025. The incentive bonuses awarded with respect to fiscal year 2024 were paid pursuant to the 2024 Bonus Plan and amounts were determined based upon the achievement of Company performance objectives related to commercial achievements, regulatory achievements, lifecycle management, fiscal management, and operational execution for the year ended December 31, 2024.
(4)
The amounts reported in this column for 2024 include the following:

Executive Officer	President's Club Award Program ($)	Company Matching Contribution to 401(k) Plan Account ($)	Group Term Life Premiums ($)
John H. Tucker	19,534	9,524	2,772
Rachael Nokes	-	13,038	966

Employment Arrangements with Our Named Executive Officers

We entered into employment agreements with each of our named executive officers, Mr. Tucker and Ms. Nokes, on November 17, 2017 and December 12, 2019, respectively. These employment agreements provide for “at will” employment.

John H. Tucker

Effective upon the closing of our initial public offering in November 2017, we entered into a second amended and restated employment agreement with Mr. Tucker, pursuant to which Mr. Tucker is entitled to receive an annual base salary of $481,000 and an annual target bonus equal to 50% of his annual base salary based upon our board of directors’ assessment of Mr. Tucker’s performance and our attainment of targeted goals as set by the board of directors in its sole discretion. This employment agreement also contains provisions related to a confidentiality, inventions assignment, non-competition and non-solicitation, pursuant to which Mr. Tucker agrees to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

Mr. Tucker’s second amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or by him for “good reason,” subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to (x) 12 months of base salary plus his average target incentive compensation received for the three preceding fiscal years, payable on our normal payroll cycle if such termination is not in connection with a “change in control” or (y) 18 months if such termination is in connection with a “change in control,” and (ii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Tucker had he remained employed with us for up to (x) 12 months following termination if such termination is not in connection with a “change in control” or (y) 18 months if such termination is in connection with a “change in control.” In addition, if within 12 months following a “change in control,” Mr. Tucker is terminated by us without “cause” or he resigns for “good reason,” all time-based stock options and other time-based stock-based awards held by Mr. Tucker will accelerate and vest immediately.

Rachael Nokes

Effective December 12, 2019, we entered into an employment agreement with Ms. Nokes, pursuant to which Ms. Nokes is entitled to receive an annual base salary of $309,000 and an annual target bonus equal to 30% of her annual based salary based upon our compensation committee’s assessment of Ms. Nokes’ performance and our attainment of targeted goals as set by the board of directors in its sole discretion. In connection with Ms. Nokes’ appointment as our Chief Financial Officer, Ms. Nokes’ base salary was increased to $400,000 and her annual performance-based target bonus was increased to 40% of her annual base salary. This employment agreement supersedes an offer that was effective as of June 18, 2014. Ms. Nokes also entered into a Nondisclosure, Noncompetition, and Assignment of Intellectual Property Agreement, on June 26, 2014 (the “NDA”). The NDA is unamended and unaffected by the employment agreement and remains enforceable and in full effect in accordance with its terms. This NDA contains provisions related to confidentiality, inventions assignment, non-competition and non-solicitation, pursuant to which Ms. Nokes agrees to refrain from disclosing our confidential information during or at any time following her employment with us and from competing with us or soliciting our employees or customers during her employment and for 12 months following termination of her employment.

Ms. Nokes’ employment agreement provides that, in the event that her employment is terminated by us without “cause” or by her for “good reason,” subject to the execution and effectiveness of a separation agreement and release, she is entitled to receive (i) an amount equal to 9 months of base salary (if such termination is not in connection with a “change in control”) or 12 months of base salary plus her average target incentive compensation received for the three preceding fiscal years (if such termination is in connection with a “change in control”), payable on our normal payroll cycle, and (ii) reimbursement of COBRA premiums for health benefit coverage for her and her immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Ms. Nokes if she had remained employed with us for up to 12 months following termination. In addition, Ms. Nokes’ employment agreement provides that if within 12 months following a “change in control,” Ms. Nokes is terminated by us without “cause” or she resigns for “good reason,” all time-based stock options and other time-based stock-based awards held by Ms. Nokes will accelerate and vest immediately.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table provides information with respect to outstanding stock options and grants of unvested restricted share unit awards outstanding held by each of our named executive officers as of December 31, 2024. All stock options reported in the table below were granted pursuant to either our 2014 Plan or our 2017 Plan.

		Option Awards				Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Share or Share Units That Have Not Vested (#)		Market Value of Shares or Share Units That Have Not Vested ($)
John H. Tucker						49,999	(19)	176,996
						113,560	(20)	402,002
	3/7/2017 (1)	496,674	—	3.81	3/7/2027
	1/17/2018 (2)	100,000	—	12.23	1/17/2028
	2/25/2019 (3)	84,500	—	3.25	2/25/2029
	1/10/2020 (4)	127,500	—	5.81	1/10/2030
	1/25/2021 (5)	165,740	2,335	7.06	1/25/2031
	1/31/2022 (6)	181,562	67,438	4.31	1/31/2032
	1/19/2023 (7)	47,916	52,084	6.14	1/19/2033
	1/18/2024(8)	—	170,340	5.76	1/18/2034
Rachael Nokes						8,775	(21)	31,064
						41,840	(22)	148,114
	3/13/2015 (9)	10,445	—	8.12	3/13/2025
	4/17/2017 (10)	6,426	—	3.81	4/17/2027
	1/17/2018 (11)	17,000	—	12.23	1/17/2028
	7/17/2018 (12)	13,850	—	4.88	7/17/2028
	1/10/2020 (13)	44,500	—	5.81	1/10/2030
	1/25/2021(14)	48,175	1,025	7.06	1/25/2031
	1/31/2022(15)	39,885	14,815	4.31	1/31/2032
	12/15/2022(16)	42,875	42,875	6.48	12/15/2032
	1/19/2023 (17)	8,409	9,141	6.14	1/19/2033
	1/18/2024(18)	—	62,755	5.76	1/18/2034
(1)
On March 7, 2017, Mr. Tucker was awarded an option to purchase 496,674 shares of our common stock under our 2014 Plan. The shares underlying this option vested as follows: 25% of the shares subject to the option vested on January 30, 2018 (the first anniversary of Mr. Tucker’s commencement of employment) and the remaining shares vested in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service through each vesting date.

(2)
On January 17, 2018, Mr. Tucker was awarded an option to purchase 100,000 shares of our common stock under our 2017 Plan. The shares underlying this option vested as follows: 25% of the shares subject to the option on January 17, 2019 (the first anniversary of the grant date) and the remaining shares in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service.

(3)
On February 25, 2019, Mr. Tucker was awarded an option to purchase 84,500 shares of our common stock under our 2017 Plan. The shares underlying this option vested as follows: 50% upon the submission of a New Drug Application for FUROSCIX on June 30, 2020 and 50% upon the FDA approval of the New Drug Application for FUROSCIX on October 7, 2022.

(4)
On January 10, 2020, Mr. Tucker was awarded an option to purchase 255,000 shares of our common stock under our 2017 Plan. 127,500 shares underlying this option vest as follows: 63,750 vest upon receiving FDA approval of the New Drug Application within 10 months of submission and 63,750 vest upon the Company achieving $33 million in cumulative net sales within the first 24 months following the launch of FUROSCIX following approval within 10 months of submission. The remaining 127,500 vest as follows: 25% of the shares subject to the option vested on January 10, 2021 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service. The 63,750 shares underlying the option that were eligible to vest upon the receipt of FDA approval of the New Drug Application within 10 months of submission and the 63,750 shares underlying the option that were eligible to vest upon the Company achieving $33M in cumulative net sales within the first 24 months following the launch of FUROSCIX following approval within 10 months of submission were terminated and cancelled as of April 30, 2021 because approval of the New Drug Application did not occur within the 10 month period following submission.

(5)
On January 25, 2021, Mr. Tucker was awarded an option to purchase 224,100 shares of our common stock under our 2017 Plan. 112,050 shares underlying this option vest as follows: 56,025 vest upon receiving FDA approval of the New Drug Application within 18 months of grant date and 56,025 vest upon achieving a cumulative net sales goal for the first 12 months post launch (the "Net Sales Options"). The remaining 112,050 vest as follows: 25% of the shares subject to the option vested on January 25, 2022 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service. The 56,025 shares underlying the option that were eligible to vest upon receiving FDA approval of the New Drug Application within 18 months of grant date were terminated and cancelled as of July 25, 2022 because the approval date of the New Drug Application did not occur within the 18 month period following the grant date. The net sales goal applicable to the 56,025 Net Sales Options was achieved, resulting in vesting of the Net Sales Options.

(6)
On January 31, 2022, Mr. Tucker was awarded an option to purchase 249,000 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 31, 2023 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service.

(7)
On January 19, 2023, Mr. Tucker was awarded an option to purchase 100,000 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 1, 2024 and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service.

(8)
On January 18, 2024, Mr. Tucker was awarded an option to purchase 170,340 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 1, 2025 and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service.

(9)
On March 13, 2015, Ms. Nokes was awarded an option to purchase 10,445 shares of our common stock under our 2014 Plan. The shares underlying this option vested as follows: 25% of the shares subject to the option vested on March 13, 2016 (the first anniversary of the grant date) and the remaining shares vested in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(10)
On April 17, 2017, Ms. Nokes was awarded an option to purchase 6,426 shares of our common stock under our 2014 Plan. The shares underlying this option vested as follows: 25% of the shares subject to the option vested on April 17, 2018 (the first anniversary of the grant date) and the remaining shares vested in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(11)
On January 17, 2018, Ms. Nokes was awarded an option to purchase 17,000 shares of our common stock under our 2017 Plan. The shares underlying this option vested as follows: 25% of the shares subject to the option vested on January 17, 2019 (the first anniversary of the grant date) and the remaining shares vested in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(12)
On July 17, 2018, Ms. Nokes was awarded an option to purchase 13,850 shares of our common stock under our 2017 Plan. The shares underlying this option vested as follows: 25% of the shares subject to the option vested on July 17, 2019 (the first anniversary of the grant date) and the remaining shares vested in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(13)
On January 10, 2020, Ms. Nokes was awarded an option to purchase 55,500 shares of our common stock under our 2017 Plan. 11,000 shares underlying this option vest upon receiving FDA approval of the New Drug

Application within 10 months of submission. The remaining 44,500 vest as follows: 25% of the shares subject to the option vested on January 10, 2021 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service. The 11,000 shares underlying the option that were eligible to vest upon the receipt of FDA approval of the New Drug Application within 10 months of submission will be terminated and cancelled as of April 30, 2021 because approval of the New Drug Application did not occur within the 10 month period following submission.

(14)
On January 25, 2021, Ms. Nokes was awarded an option to purchase 49,200 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 25, 2022 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(15)
On January 31, 2022, Ms. Nokes was awarded an option to purchase 54,700 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 31, 2023 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(16)
On December 15, 2022, Ms. Nokes was awarded an option to purchase 85,750 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on December 15, 2023 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(17)
On January 19, 2023, Ms. Nokes was awarded an option to purchase 17,550 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 1, 2024 and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes' continued service.

(18)
On January 18, 2024 Ms. Nokes was awarded an option to purchase 62,755 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 1, 2025 and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes' continued service.

(19)
Share units vest as follows: 25% of the shares subject to the award vested on January 1, 2024. The remaining shares vest in 3 remaining annual installments on the first day of January, such that all awards are vested as of January 1, 2027, subject to Mr. Tucker’s continued service.

(20)
Share units vest as follows: 25% of the shares subject to the award vested on January 1, 2025. The remaining shares vest in 3 remaining annual installments on the first day of January, such that all awards are vested as of January 1, 2027, subject to Mr. Tucker’s continued service.

(21)
Share units vest as follows: 25% of the shares subject to the award vested on January 1, 2024. The remaining shares vest in 3 remaining annual installments on the first day of January, such that all awards are vested as of January 1, 2027, subject to Ms. Nokes’ continued service.

(22)
Share units vest as follows: 25% of the shares subject to the award vested on January 1, 2025. The remaining shares vest in 3 remaining annual installments on the first day of January, such that all awards are vested as of January 1, 2027, subject to Ms. Nokes’ continued service.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance of our Company. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the compensation committee view the link between the Company’s performance and its NEOs pay.

The table below presents information on the compensation of our chief executive officer and our chief financial officer in comparison to certain performance metrics for 2024, 2023, and 2022. The metrics are not those that the compensation committee uses when setting executive compensation. The use of the term “compensation actually paid” (CAP) is required by the SEC’s rules. Per SEC rules, CAP was calculated by adjusting the Summary Compensation Table Total values for the applicable year as described in the footnotes to the table.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEO	Average Compensation Actually Paid to Non-PEO NEO (1)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income/(Loss) (in thousands)
2024	$2,400,998	$1,119,651	$1,128,218	$612,684	$70.52	$(85,148)
2023	$1,838,662	$1,568,948	$724,196	$549,862	$124.90	$(54,810)
2022	$1,595,364	$2,556,506	$1,050,808	$1,350,389	$142.83	$(36,838)

(1)
Amounts represent compensation actually paid to our PEO and the compensation actually paid to our chief financial officer for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEO
2024	John H. Tucker	Rachael Nokes
2023	John H. Tucker	Rachael Nokes
2022	John H. Tucker	Rachael Nokes

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2022		2023		2024
Adjustments	PEO	Non-PEO NEO	PEO	Non-PEO NEO	PEO	Non-PEO NEO
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(683,162)	$(554,354)	$(857,102)	$(150,392)	$(1,346,868)	$(496,064)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	1,376,604	762,305	903,192	158,512	739,342	272,393
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	-	-	-	-	-	-
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	382,487	96,356	(237,634)	(133,278)	(483,453)	(207,579)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	(10,150)	(4,726)	(78,170)	(49,176)	(190,368)	(84,284)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	(104,637)	-	-	-	-	-
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	-	-	-	-	-	-
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	-	-	-	-	-	-
TOTAL ADJUSTMENTS	$961,142	$299,581	$(269,714)	$(174,334)	$(1,281,347)	$(515,534)

The graphs below compare the compensation actually paid to our PEO and the compensation actually paid to our chief financial officer, with (i) our cumulative TSR, and (ii) our net income, in each case, for the fiscal years ended December 31, 2022, 2023 and 2024.

Compensation Actually Paid vs. Total Shareholder Return

TSR amounts reported in the graph assume an initial fixed investment of $100. As shown in the graph below, CAP to the PEO was approximately $1.1 million, $1.6 million, and $2.6 million in 2024, 2023, and 2022, respectively. CAP to non-PEO NEO was approximately $0.6 million, $0.5 million, and $1.4 million in 2024, 2023, and 2022, respectively. TSR was $71, $125, and $143 in 2024, 2023, and 2022, respectively. The Company does not use TSR to determine compensation levels or incentive plan payouts, therefore the PEO and non-PEO NEOs CAP does not fluctuate with changes to TSR.

Compensation Actually Paid vs. Net Loss

As shown in the graph below, CAP to the PEO was approximately $1.1 million, $1.6 million, and $2.6 million in 2024, 2023, and 2022, respectively. CAP to non-PEO NEO was approximately $0.6 million, $0.5 million, and $1.4 million in 2024, 2023, and 2022, respectively. The Company reported net losses of $85 million, $55 million, and $37 million in 2024, 2023, and 2022, respectively. The Company does not use net loss to determine compensation levels or incentive plan payouts, therefore the PEO and non-PEO NEOs CAP does not fluctuate with changes to net loss.

Policies and Practices Relating to the Timing of Equity Awards

Our compensation committee has generally approved our annual equity grants in the first quarter of a new fiscal year. This grant timing allows for consideration of full-year financial results for the most recently completed fiscal year prior to making the grants. The fiscal 2024 equity awards were granted in February 2024. We do not time the granting of equity awards with any favorable or unfavorable news released by the Company. We do not take material nonpublic information into account when determining the timing and terms of equity awards or for the purpose of affecting the value of executive compensation. Proximity of any awards to an earnings announcement or other market events is coincidental. In the event material nonpublic information were to become known to the compensation committee before the grant of an equity award, the compensation committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee was, one of our officers or employees in the past fiscal year, was a former officer of the Company, or had any relationship requiring disclosure by Item 404 of SEC Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions with Related Parties

Other than the compensation agreements and other arrangements described in “Executive Compensation” and elsewhere in this Proxy Statement and the relationships and transactions described below, there was no transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our capital stock or any member of their immediate families had or will have a direct or indirect material interest, since January 1, 2023.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our Company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Policies for Approval of Related Party Transactions

Our board of directors has adopted a written related party transactions policy that such transactions must be approved by our audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of our stockholders, a stockholder must give written notice to our Corporate Secretary at scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year's annual meeting. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

For stockholder proposals to be brought before the 2026 Annual Meeting of Stockholders, the required notice must be received by our Corporate Secretary at our headquarters no earlier than February 3, 2026, and no later than March 5, 2026.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2026 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 25, 2025. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Such proposals must be delivered to our Corporate Secretary at scPharmaceuticals Inc., 25 Mall Rd., Suite 203, Burlington, MA 01803.

SCAN TO VIEW MATERIALS & VOTEw SCPHARMACEUTICALS INC. 25 MALL RD., SUITE 203BURLINGTON, MA 01803 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SCPH2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V68548-P26610 SCPHARMACEUTICALS INC.ForWithholdForAll To withhold authority to vote for any individualAll AllExceptnominee(s), mark "For All Except" and write theThe Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: !!! 1.Election of Class II Directors Nominees: 01)William T. Abraham, M.D. 02)Mette Kirstine Agger 03)Minnie Baylor-Henry The Board of Directors recommends you vote FOR the following proposals:ForAgainstAbstain 2.To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.!!! 3.To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers. !!! NOTE: The Board of Directors will consider and act upon any other business as may properly come before the annual meeting or any continuation, adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2024 Annual Report on Form 10-K are available at www.proxyvote.com. V68549-P26610 SCPHARMACEUTICALS INC. Annual Meeting of Stockholders June 3, 2025 12:30 P.M., EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John Tucker and Rachael Nokes, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SCPHARMACEUTICALS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:30 P.M., Eastern Time on June 3, 2025, online at www.virtualshareholdermeeting.com/SCPH2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side